RELEASE, NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Release, Non-Competition, Non-Solicitation and Confidentiality Agreement (the “Agreement”) is entered into by and between PulteGroup, Inc., a Michigan Corporation (the “Company”), and Stephen Schlageter (“You”) this 8th day of May, 2020. The term “Company” means and includes PulteGroup, Inc., its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), all of its related entities, and all of the past and present directors, officers, trustees, agents and employees of each.

1.	Termination Date: Your employment will terminate on May 8, 2020.

2.
Severance Benefits Pursuant to the PulteGroup, Inc. Executive Severance Policy (the “Severance Policy”) and other Severance Benefits: Subject to Your execution and non-revocation of this Agreement and Your compliance with this Agreement, the Company will pay You the following, less applicable deductions for taxes and as otherwise required by law and/or authorized by You:

A.	Severance Pay:
Your Severance Pay will be $1,343,432 which shall be payable within 60 days of the Termination Date. Your Severance Pay equals the sum of the following:

i. $1,000,000 which is 24 months of pay, plus
ii. $312,000 as additional consideration for restrictive covenants relating to Non-Competition, Non-Solicitation and Confidentiality, plus
iii. $31,432 which is the amount of COBRA allowance for which You are eligible in accordance with the terms of the Severance Policy.

B.
Bonus for Year of Termination: Subject to certification by the Compensation Committee of the Board of Directors (the “Compensation Committee”) that the applicable performance goals for 2020 have been achieved, You will receive an amount equal to the bonus which could have been paid to You under the Annual Incentive Program for 2020 based on actual performance (as determined by the Compensation Committee in its sole discretion), multiplied by a fraction, the numerator of which equals the number of days You were employed by the Company during 2020 up to and including the Termination Date (i.e., 129), and the denominator of which is 365.  Your 2020 payment under the Annual Incentive Program shall be paid no later than March 15, 2021.

C.
Long-Term Incentive Plan Awards: Subject to the Compensation Committee's certification that the performance goals for performance periods under Your outstanding performance-based awards under the Company’s Long-Term Incentive Plan have been achieved, You will be entitled to a prorated portion of any outstanding Long-Term Incentive Plan awards at the end of the applicable performance period(s)

based on the actual performance during the performance period determined by multiplying the full amount of any such award so payable by a fraction, the numerator of which shall equal the number of days You were employed with the Company during the performance period (including the Termination Date) and the denominator of which shall equal the number of days in the performance period. Notwithstanding anything herein to the contrary, the prorated award shall be paid in accordance with the terms of the applicable award agreement, subject to any delay required by Section 409A of the Code. For the avoidance of doubt, You will vest, if at all, with respect to the following Long-Term Incentive Plan Awards based on actual performance: 2018-2020 (payable not later than March 15, 2021); 2019-2021 (payable not later than March 15, 2022); and 2020-2022 (payable not later than March 15, 2023). For the avoidance of doubt, the pro-rata vesting contemplated by this subparagraph (C) shall not apply to Your Performance Award Agreement, dated as of November 30, 2017, and such award shall be forfeited in accordance with its terms as of Your Termination Date.

3.	Other Benefits:

A.	Equity Awards: Any outstanding equity-based awards will vest or be forfeited according to the original terms and conditions of the grants pursuant to the governing plans and option agreements.

B.	Vacation Pay: You will receive payment for accrued but unused vacation as of Your Termination Date.

C.
Benefits: If You are covered under a medical, dental, vision and/or HealthCare Choice account benefits plan sponsored by the Company on Your Termination Date, You have the option to continue Your coverage under COBRA. Information regarding Your rights under COBRA will be mailed to You. If You are eligible for COBRA continuation and wish to continue medical, dental and/or vision coverage, You will be responsible for the cost of COBRA continuation after Your Termination Date. You may also continue Your HealthCare Choice account under COBRA at Your expense under the terms and conditions outlined. You must complete and sign the COBRA election form to initiate COBRA coverage. All other benefits provided through the Company will cease on Your Termination Date.

D.
No Other Compensation: Other than the amounts specifically described in this Agreement, You agree that You will receive no other compensation for service to the Company. Subject to Section 409A of the Internal Revenue Code, You further authorize Company to deduct from the Severance Pay any indebtedness that You owe to the Company, including, but not limited to credit card charges and any other obligations.

4.
Company Property; Expenses: On Your Termination Date, You will return to the Company all documents and other property belonging to the Company, including items such as keys, building access cards, phone, credit cards, and computers or other devices which have not already been returned by You and receipt acknowledged by the Company. You agree not to make or retain any copies, electronic or otherwise, of the Company’s confidential information, as defined below. You also agree to truthfully complete the Protection of Electronic Company Information Certification Form (attached) within five days of Your Termination Date.

The parties agree that the Company’s obligation to pay Your Severance Benefits is contingent upon You timely returning all property and signing the Protection of Electronic Company Information Certification Form (attached). If you are working remotely on Your Termination Date, You must return Your Company laptop and all other Company Property within five days of your Termination Date and this is a material term of this Agreement. You agree to submit any claim for reimbursable expenses within five days of your Termination Date or You waive any claim for expenses.

5.
Cooperation in Investigations and Litigation: In the event the Company becomes involved in investigations, audits or inquiries, tax examinations or legal proceedings of any nature, related directly or indirectly to events which occurred during Your employment and about which You have personal knowledge, You agree that You will, at any future time, be available upon reasonable notice from the Company, with or without subpoena, to answer discovery requests, give depositions, or testify, with respect to matters of which You have or may have knowledge as a result of or in connection with Your employment relationship with the Company. In performing Your obligations under this paragraph to testify or otherwise provide information, You agree that You will truthfully, forthrightly, and completely provide the information requested. You further agree that You will not be compensated in any way by the Company for Your cooperation with the Company in connection with any litigation or other activity covered by this paragraph except that You shall be reimbursed as permitted by law for any reasonable expenses that You incur in providing testimony or other assistance to the Company under this paragraph. If You are (i) specifically made aware of any non-public proceedings or non-public matters related to the Company, (ii) requested in writing by a third party to provide non-public information regarding the Company, or (iii) called by a third party as a witness to testify in any matter related to the Company, You will promptly notify the Company to give it a reasonable opportunity to respond; provided, however, that nothing in this section is intended, or shall be construed, to limit Your ability to initiate communications directly with, or to respond to any inquiry from, or provide testimony before, the SEC, FINRA, OSHA, NLRB, EEOC, DOL, any self-regulatory organization or any other state or federal regulatory authority.

6.	Cooperation in Transition:

You agree to reasonably cooperate and assist with the transition of Your duties. Your cooperation is a material provision of this Agreement.

7.	Non-Competition and Non-Solicitation:

You acknowledge and agree that during Your employment by the Company and for two (2) years after Your Termination Date, You will not accept employment with, or become an independent contractor to, or consult or perform services for, any person or entity that engages in new home construction (directly or indirectly) in competition with the Company without prior written consent of the Company.

You further agree that for three (3) years after Your Termination Date, You will not, directly or indirectly, at any time: (i) solicit, attempt to hire, or facilitate in any way the hiring of any person who is then employed by or is a consultant to Company, or who was employed by or was a consultant to Company at any time during the twelve months before Your Termination Date; (ii) encourage any such person to terminate his or her employment or consultation with Company; or (iii) solicit any customer of Company or person or entity that within the year before the date of such solicitation, was a customer of Company, or whose identity You learned by virtue of Your employment with Company, to perform or provide home-building services or products for such customer of a substantially similar nature to those services performed or products provided by Company to its customers.

You agree to inform any prospective new employer, prior to accepting employment, of the existence of this Agreement and provide the new employer with a copy of this section only.

You agree that these post-employment covenants are reasonable and will not unreasonably interfere with Your ability to earn a living.

The parties desire to give effect to the provisions set forth in the Non-competition, Non-solicitation and Confidentiality sections to the full extent allowed by law and in the event any court or arbitrator determines that the above-stated restrictions are unlawful or unenforceable, said court or arbitrator shall be requested by You and the Company to recast such restrictions to the maximum extent enforceable. The parties agree that a violation of these provisions will result in irreparable harm and that should You violate them, the Company shall be entitled to immediate and permanent injunctive relief in Oakland County Circuit Court or the United States District Court for the Eastern District of Michigan without needing to post a bond.

Additionally, the provisions of this Agreement shall be binding upon You and Your heirs, executors, administrators and other legal representatives.

8.
Non-disparagement: Subject to the other provisions in this Agreement, You will not disparage the Company, its agents or employees in any manner following Your Termination Date. You will not publish, communicate, post or blog disparaging or confidential information about the Company.

9.	Indemnification: Nothing in this Agreement is intended to affect any obligation the Company may have under applicable law or its governing documents to indemnify You.

10.
Confidentiality: You shall maintain for all time as confidential, and shall not directly or indirectly use and/or disclose in any manner, any of the following types of information of the Company: any information that is not generally known in the trade and industry and that the Company considers to be of a confidential or proprietary nature including but not limited to all research and work related to the execution of home building operations and strategies, human resources and compensation strategies, treasury, risk and financial strategies, reporting and planning, compliance, financial analysis and associated financial information, value creation and other initiatives such as business methodologies, business plans (including land), information systems, consultants, vendors, products, personnel information, attorney/client communication and/or trade secrets; provided, however, nothing contained in this Agreement is intended, or shall be construed, to limit Your ability to initiate communications directly with, or to respond to any inquiry from, or provide testimony before, the SEC, FINRA, OSHA, NLRB, EEOC, DOL, any self-regulatory organization or any other state or federal regulatory authority.

You agree that, upon request by the Company, for a period of two years following the termination of Your employment, you will promptly and fully respond to reasonable inquiries about the identity of Your subsequent employer or consulting relationship, including the identity of the employer or contractor, description of job duties, work location, reporting relationships, and any other information necessary to assess Your compliance with the Confidentiality, Non-Competition, and Non-Solicitation provisions, as well as reasonably cooperate in any investigations regarding Your possession and/or use of confidential information or trade secrets. The Company will maintain for all time any information provided by You as confidential, and shall not directly or indirectly use and/or disclose in any manner the information obtained from You to satisfy Company’s request.

Nothing in this Agreement is intended to discourage You from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

You agree that the Company will be entitled to an immediate temporary restraining order or injunction for a violation of the non-compete, non-solicitation and/or confidentiality provisions.

11.
Tax Matters: This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to You pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment. In the event that the terms of this Agreement would subject You to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and You shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent this Agreement provides for nonqualified deferred compensation to be settled upon Your termination of employment, such nonqualified deferred compensation shall be transferred to You or Your beneficiary upon Your “separation from service,” within the meaning of Section 409A of the Code. Your “separation from service” is expected to occur on Your Termination Date. Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (A) each such payment which is conditioned upon Your execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (B) if You are a specified employee (within the meaning of Section 409A of the Code) as of the date of Your separation from service, each such payment that is payable upon Your separation from service and would have been paid prior to the six-month anniversary of Your separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following Your separation from service or (ii) the date of Your death. Any reimbursement payable to You pursuant to this Agreement or otherwise shall be conditioned on the submission by You of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to You within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which You incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

12.
Release: Except as specifically set forth above, in consideration of the Severance Benefits, You waive and release all rights and claims You may have for any personal or monetary relief including salary, bonus, deferred compensation, severance pay, equity, commissions or other employee benefits or compensation arising from Your employment with the Company, or the termination of Your employment with the Company. Nothing in this Agreement shall be construed as an admission of any liability by the Company or a release or waiver of Your Severance Benefits provided by the Severance Policy and defined in this Agreement.

In exchange for and in consideration of all the Severance Benefits, You hereby fully and forever release the Company from any and all actions or claims for personal or monetary relief by You, known or unknown, foreseen or unforeseen, arising out of Your employment with the Company or the termination of Your employment with the Company, including, but not limited to, any claims and actions for or in tort, contract, discrimination, wrongful discharge, and/or arising under Title

VII of the Civil Rights Act of 1964, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act of 1967 (as amended), the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and any other federal, state, or local statutes, law or rules, or any types of damages, wages, costs, or relief otherwise available to You. You agree that, except as set forth herein, You are giving up the right to pursue any administrative and legal claims against the Company. This provision does not release claims for: a) compensation for illness or injury or medical expenses under any workers’ compensation statute; b) health benefits under any law or policy or plan currently maintained by the Company that provides for health insurance continuation or conversion rights; c) any claim that cannot be waived or released by private agreement; or d) Your severance benefits provided by the Severance Policy as defined in this Agreement.

Nothing in this Agreement shall be construed to prohibit You from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or comparable state or local agency. Notwithstanding the foregoing paragraph, You agree to waive any right to recover monetary damages in any charge, complaint or lawsuit against the Company filed by You or by anyone else on Your behalf.

In exchange for and in consideration of all the severance benefits provided under the Severance Policy, You hereby fully and forever release the Company (as well as the fiduciaries and administrators of any employee benefit plans (the “Plans”) sponsored by the Company), from any and all actions or claims for personal or monetary relief by You, known or unknown, foreseen or unforeseen, that stem from or are related to the administration of the Plans and arising under ERISA, 29 U.S.C. §§ 1001-1461. You agree that this release of claims specifically includes any and all claims that might be brought in an individual or derivative capacity on behalf of the Plans under 29 U.S.C. §§ 1132(a)(2), as well as any claims for “other appropriate equitable relief” under 29 U.S.C. §§ 1132(a)(3). This release does not apply to any claims under 29 U.S.C. §§ 1132(a)(1)(B) for benefits accrued under any Plan but unpaid as of the date of this Agreement, which remain subject to and governed by the terms and conditions of the Plans.

You also agree that: (a) You have been properly paid for all hours worked; (b) You have not suffered any on the job injury for which You have not already filed a claim; and (c) You have been properly provided any leaves of absence because of Your health condition or a family member’s health condition.

You have forty-five (45) days from the date You receive this Agreement to consider whether to sign it. In the event You sign this Agreement, You have an additional period of seven (7) days from the execution date in which to revoke this Agreement in writing. This Agreement does not become effective or enforceable until this revocation period has expired (“Effective Date”). No payments will be made to You or on Your behalf under this Agreement until this revocation period has expired. You are advised to consult an attorney prior to executing this Agreement. You understand that You are not waiving any claims that arise in the future. You acknowledge that the consideration paid pursuant to this Agreement is more than You would have otherwise been legally entitled to receive and that such consideration is adequate consideration for the agreements and covenants contained herein.

You understand that nothing in this Agreement is intended to interfere with or deter (i) Your right to challenge the above waiver of an Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”) claim or state law age discrimination claim as not knowing or voluntary, or (ii) Your right to file an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission as a result of the above release not being knowing or voluntary, or (iii) Your right to participate in any investigation or proceeding conducted by those agencies. Further, You understand that (x) nothing in this Agreement would require You to tender back the money received under this Agreement if You seek to challenge the validity of the above ADEA or state law age discrimination waiver, (y) You do not agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers Benefit Protection Act (“OWBPA”) by retaining the money received under this Agreement, and (z) nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should You challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination claim, except as authorized by federal or state law.

Your employment is being terminated as part of a group termination program. As a result, in accordance with legal requirements, in Attachment A, the Company is providing You with the following information:

(a)	the group of individuals covered by the termination program,

(b)	the eligibility factors for the program,

(c)	the time limits to sign the Agreement,

(d)	the job titles and ages of the individuals eligible for the program, and

(e)	the ages of the individuals in the same job classification or organizational unit who are not eligible for the program.

13.
Miscellaneous provisions: You represent and warrant that You have the sole right and exclusive authority to execute this Agreement; that You have not sold, signed, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered in this Agreement; that the provisions of this Agreement shall be binding upon You and Your heirs, executors, administrators and other legal representatives; that You have not relied upon any promise or representation that is not contained within this Agreement; and that the obligations imposed upon You in this Agreement will not prevent you from earning a satisfactory livelihood.

If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

14.
Governing Law: Michigan law, including Michigan law regarding choice of law and conflicts of law, shall govern this Agreement. The terms and exclusions of the Company’s Alternative Dispute Resolution Policy apply to any and all disputes under this Agreement.

This Agreement shall be effective and irrevocable within the time frame set forth above and reflects the entire Agreement between You and the Company. This Agreement may be modified only by a writing signed by You and the Company.

THE COMPANY

By /s/ Michelle Hairston

Its Senior Vice President, Human Resources

This Employee Release Agreement is freely, knowingly and voluntarily given without duress or coercion. I understand and agree to all provisions and terms stated in this Agreement and have been afforded sufficient and reasonable time to consider whether to enter into the Agreement, and an opportunity to consult with legal counsel. I understand that by signing this Agreement, I am waiving and releasing any rights I might presently have under the Age Discrimination in Employment Act.

Employee signature    /s/ Stephen P. Schlageter

Date            May 8, 2020